                                                                   EXHIBIT (12)A
                                   PACIFICORP

                          STATEMENTS OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                            (IN MILLIONS OF DOLLARS)

                                                                       YEAR ENDED DECEMBER 31,
                                                      ----------------------------------------------------------
                                                         1991        1992        1993        1994        1995
                                                      ----------  ----------  ----------  ----------  ----------
Fixed Charges, as defined:*
  Interest expense..................................  $    428.0  $    409.7  $    377.8  $    336.8  $    378.7
  Estimated interest portion of rentals charged to
   expense..........................................        20.4        17.1        20.1        19.5        16.7
                                                      ----------  ----------  ----------  ----------  ----------
      Total fixed charges...........................  $    448.4  $    426.8  $    397.9  $    356.3  $    395.4
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Earnings, as defined:*
  Income from continuing operations.................  $    446.8  $    150.2  $    422.7  $    468.0  $    505.0
  Add (deduct):
    Provision for income taxes......................       176.7        90.8       187.4       249.8       238.8
    Minority interest...............................        14.1         8.4        11.3        13.3        18.9
    Undistributed income of less than 50% owned
     affiliates.....................................        (1.8)       (5.7)      (16.2)      (14.7)      (15.0)
    Fixed charges as above..........................       448.4       426.8       397.9       356.3       395.4
                                                      ----------  ----------  ----------  ----------  ----------
      Total earnings................................  $  1,084.2  $    670.5  $  1,003.1  $  1,072.7  $  1,143.1
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------
Ratio of Earnings to Fixed Charges..................        2.4x        1.6x        2.5x        3.0x        2.9x
                                                      ----------  ----------  ----------  ----------  ----------
                                                      ----------  ----------  ----------  ----------  ----------

------------------------
* "Fixed charges" represent consolidated interest charges and an estimated amount representing the interest factor in rents. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed income of less than 50% owned affiliates without loan guarantees.

                                      S-1